                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                          (AMENDMENT NO.  ____1____)*


                            ISHARES TR DOW JONES US OIL
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                               (Name of Issuer)

                                 Common Stock
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                        (Title of Class of Securities)


                                  464288844
                           - - - - - - - - - - - - -
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Cusip No.      464288844
             - - - - - - -

                                      13G
____________________________________________________________________________
1. NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                State of Wisconsin Investment Board
                      39-6006423
____________________________________________________________________________
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  *
                                                                     (a)____
                    Not Applicable                                   (b)____
____________________________________________________________________________
3. SEC USE ONLY

____________________________________________________________________________
4. CITZENSHIP OR PLACE OF ORGANIZATION
      Madison, Wisconsin
____________________________________________________________________________
NUMBERS OF        5. SOLE VOTING POWER
SHARES                            250,000
BENEFICIALLY      __________________________________________________________
OWNED BY          6. SHARED VOTING POWER
EACH                              Not Applicable
REPORTING         __________________________________________________________
PERSON            7. SOLE DISPOSITIVE POWER
WITH                              250,000
                  __________________________________________________________
                  8. SHARED DISPOSITIVE POWER
                                  Not Applicable
____________________________________________________________________________
9. AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON
                                  250,000
____________________________________________________________________________
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES *                      Not Applicable
____________________________________________________________________________
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                  12.20
____________________________________________________________________________
12. TYPE OF REPORTING PERSON *
          EP (Public Pension Fund)
____________________________________________________________________________

                   *  SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1. ISSUER
        (a)  ISHARES TR DOW JONES US OIL
        (b)  200 Claredon
             Boston, MA 02116

ITEM 2. PERSON FILING
        (a) State of Wisconsin Investment Board
        (b) P.O. Box 7842
            Madison, WI 53707
        (c) Wisconsin State Agency
        (d) See cover page
        (e) See cover page

ITEM 3. THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) or 13d-2(b) AND THE STATE OF WISCONSIN INVESTMENT BOARD IS A GOVERNMENT AGENCY WHICH MANAGES PUBLIC PENSION FUNDS SUBJECT TO PROVISIONS COMPARABLE TO ERISA.

ITEM 4. OWNERSHIP
        (a) See Row 9 on Page 2
        (b) See Row 11 on Page 2
        (c) The State of Wisconsin Investment Board retains sole voting and dispositive power for all shares.

ITEM 5. IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES, CHECK THE FOLLOWING _____.

ITEM 6. NOT APPLICABLE

ITEM 7. NOT APPLICABLE

ITEM 8. NOT APPLICABLE

ITEM 9. NOT APPLICABLE

ITEM 10. CERTIFICATION

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                   SIGNATURE

      After reasonable inquiry to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                January 8, 2007
                               - - - - - - - - - -
                                      Date

                               /s/ David Villa
                               - - - - - - - - -
                                   Signature

              David Villa, Chief Investment Officer - Investment Groups
              - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                                   Name/Title